SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K
_____________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2007

EARTHSHELL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23567	77-0322379
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1301 YORK ROAD, SUITE 200, BALTIMORE, MD 21093
(Address of Principal Executive Offices)

(410) 847-9420
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 19, 2007, EarthShell Corporation (the “Company”) filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Also on that date, the Company has entered into a definitive Asset Purchase Agreement (the “Agreement”) with EarthShell Acquisition Corp. (the “Purchaser”), a newly formed Delaware corporation owned and controlled by affiliates of our licensee, Renewable Products, Inc. (“RPI”), to sell substantially all of the Company’s assets for approximately $1.0 million, subject to certain offsets and adjustments, including but not limited to the amounts advanced to the Company under debtor-in-possession (“DIP”) financing arrangements to be filed with the Bankruptcy Court for Court approval. The Company intends to file the Agreement with the Bankruptcy Court shortly. The Agreement, and the consummation of the sale of assets and other transactions contemplated thereby, is subject to proposed bidding procedures and a potential auction of the assets pursuant to Section 363 of the U.S. Bankruptcy Code and pursuant to bidding procedures that must be approved by the Bankruptcy Court. The Company and the Purchaser intend to file a motion with the Bankruptcy Court shortly that will request that the Bankruptcy Court enter an order establishing bidding procedures (the “Bidding Procedures Order”). The Bidding Procedures Order will provide that the Purchaser is the “stalking horse” for substantially all the assets at the auction. The Agreement calls for the payment of a break up fee to the Purchaser of $300,000 in certain circumstances if a sale to another purchaser is consummated.

The Company entered into the Agreement after exhaustive, but unsuccessful, efforts to secure commitments for additional funding, either interim or long term, to sustain its operations. As previously reported, the Company has exhausted its cash resources, and therefore is not able to pay its obligation to its secured creditor or meet other on-going obligations. The Company determined that the best course of action in order to maximize the value to its stakeholders was to file for protection under the Bankruptcy Code and to seek an orderly liquidation of its assets via an auction process supervised by the Bankruptcy Court.

In order to participate in the auction process, one which is intended to result in the availability of more favorable bids from other interested parties, each potential bidder must be “qualified” and submit a bid in the manner and by the date and time established by the Bankruptcy Court in the Bidding Procedures Order.  The Company and the Purchaser intend to file a motion with the Bankruptcy Court to establish bidding procedures, including the auction date in the event there are multiple qualified bids. The Company intends to file the definitive Bidding Procedures Order as an exhibit to a report on Form 8-K.

Consummation of the transaction contemplated by the Agreement is subject to higher and better offers, approval of the Bankruptcy Court and customary closing conditions.

Item 1.02. Termination of a Material Definitive Agreement

By a letter dated January 8, 2007, RPI and the Company terminated that certain Agreement and Plan of Merger, dated as of June 17, 2005 and amended as of February 17, 2006, among the Company, EarthShell Triangle, Inc., RPI and ReNewable Products, LLC.

Item 1.03. Bankruptcy or Receivership

On January 19, 2007, EarthShell Corporation filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (case no 07-10086). The filing was made as part of, and to facilitate the consummation of, the transactions contemplated by the Agreement (described above under Item 1.01 of this Report, which description is incorporated by reference herein).

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 30, 2005, the Company entered into a financing transaction with Cornell Capital Partners (“Cornell”) and issued a Secured Convertible Debenture, (the “Debenture”) and that certain Registration Rights Agreement (“RRA”), of even date with the Debenture (the Debenture, RRA and all other agreements, contacts, instruments or other items delivered in connection with the Debenture are collectively referred to as the “Transaction Documents”). The Company previously reported an event of default under the financing agreements with Cornell. Under the terms of the Debenture and other Transaction Documents, the announcement that the Company is unable to pay its obligations as they become due constitutes another event of default under the financing agreements with Cornell.

Item 5.02. Departure of Directors or Principal Officers; Appointment of Principal Officers

In connection with the bankruptcy filing and to minimize expenditures to conform to the limited resources available to it through the DIP financing that has been provided by RPI, the Company has reduced its paid staff to one full time employee, Mr. William E. Mooney, who as been appointed to serve as acting Chief Operating Officer.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

EXHIBIT	DESCRIPTION

2.1	Asset Purchase Agreement by and among EarthShell Corporation and EarthShell Acquisition Corp dated as of January 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHSHELL CORPORATION
(Registrant)

Date: January 22, 2007	By:	/s/ D. Scott Houston
Name: D. Scott Houston
Title: Chief Financial Officer